Exhibit 10.16

HILTON WORLDWIDE HOLDINGS INC.

RESTRICTED STOCK GRANT AND ACKNOWLEDGMENT

(Replacement Award for BH Hotels Holdco LLC Units)

THIS RESTRICTED STOCK GRANT AND ACKNOWLEDGEMENT (the “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto (the “Date of Grant”), between Hilton Worldwide Holdings Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the participant identified on the Signature Page attached hereto (the “Participant”) and BH Hotels Holdco LLC, a Delaware limited liability company (the “Holding Company”).

R E C I T A L S:

WHEREAS, the Participant holds a number of Class A-2 Units (the “Class A-2 Units”) and/or Class B Units (the “Class B Units” and together with the Class A-2 Units, if any, the “Units”) of the Holding Company specified on the Company signature page hereto, which Units were issued pursuant to one or more Management Subscription Agreements (collectively, the “Subscription Agreements”);

WHEREAS, all of the Participant’s Units are being cancelled and the Participant is to receive shares (“Shares”) of common stock, par value $0.01, of the Company (“Common Stock”) in redemption of the Units (the “Redemption”), effective prior to or substantially concurrent with the consummation of the initial public offering of the common stock (the “Redemption Date”);

WHEREAS, the Company has adopted the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

WHEREAS, as of the Redemption Date, the Units will be cancelled and will cease to be issued and outstanding and the Participant shall receive Shares with an equivalent value based on the IPO Price (as defined below), as described herein and otherwise subject to the terms hereof and the Plan;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. The Shares.

(a) Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Redemption Date, the Company and the Holding Company will cause the Units to be cancelled and the Participant to receive, in redemption of such cancellation, the number of vested Shares (“Vested Shares”) and unvested Shares (the “Unvested Restricted Shares”) to be specified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) on the Signature Page hereto (the Vested Shares and Unvested Restricted Shares collectively, the “Restricted Shares”).

(b) The number of Restricted Shares shall be calculated by the Committee in its reasonable good faith discretion, such that (x) the intrinsic value of all such Units (calculated based on the price at which common stock is sold in the Company’s initial public offering (the “IPO”, such price, the “IPO Price”), the number of such Shares held by the Holding Company prior to the Redemption and the relative rights and priorities applicable to the Units under the Holding Company’s organizational documents immediately prior to the Redemption) is equal to the intrinsic value of all such Shares using the IPO Price, in each case as calculated by the Committee. Any fractional Vested Shares or Unvested Restricted Shares will be canceled for no consideration.

(c) The Vested Shares shall not be subject to any forfeiture restrictions. The Unvested Restricted Shares shall vest and become nonforfeitable Vested Shares in accordance with Schedule I attached hereto.

(d) If Participant’s employment with the Company and its subsidiaries is terminated at any time, all Unvested Restricted Shares shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

(e) Within 10 days after the Redemption Date, the Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. The Participant shall timely (within 30 days) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that the Participant has made such timely filing and furnish a copy of such filing to the Company. The Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Restricted Shares.

(f) Participant acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom.

2. Prior Agreements; Restrictive Covenants.

(a) Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Holding Company and the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this Agreement, “Restrictive Covenant Violation” means Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

(b) Repayment of Proceeds. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, (A) prior to the Redemption Date, the Units, and (B) the Shares issued hereunder over (ii) the aggregate Cost of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by Participant for the Units that were exchanged for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to (x) prior to the Redemption Date, the Unit or (y) the Share pursuant to the Company’s organizational documents; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.

3. Book Entry; Certificates. The Company shall recognize the Participant’s ownership of Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Shares that have not previously vested. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4. Rights as a Stockholder. The Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and rights to dividends or other distributions; provided that the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7.

5. Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to the Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission (the “Commission”), any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6. No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7. Assignment Restrictions; Lock-up.

(a) The Unvested Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an Assignment. Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, during the period specified in Section 7(b) hereof (the “Lock-Up Period”) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company, or any options or warrants to purchase any shares of common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company, whether now owned or hereinafter acquired, owned directly by Participant (including holding as a custodian) or with respect to which Participant has beneficial ownership within the rules and regulations of the Commission (collectively, the “Participant’s Shares”). The foregoing restriction is expressly agreed to preclude the Participant from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Participant’s Shares even if such shares would be disposed of by someone other than the Participant. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Participant’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

(b) The Lock-Up Period will commence on the date of this Agreement and continue for 180 days after the public offering date set forth on the final prospectus used to sell shares of common stock of the Company in the IPO; provided, however, that if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc. waives, in writing, such extension.

(c) “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Shares, their grant or vesting or any payment or transfer with respect to the Shares at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Shares pursuant to a valid Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Shares pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

12. Shares Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the participant hereunder without the consent of the Participant. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend and update the number of Shares in the Equity Schedule set forth on the Signature Page hereto prior to or following the effective date of the IPO based on the IPO Price.

13. Other Awards. Subject to Section 2, this Agreement, together with any other equity grants received in connection with the Redemption and the IPO, are in replacement of, and supersede in all respects, the Units.

14. Holding Company. Participant agrees and acknowledges that, upon consummation of the Redemption, the Participant will (i) hold no Units, (ii) no longer be a member of the Holding Company and (iii) have no surviving rights under the governing documents of any the Holding Company.

[Signatures on next page.]

IN WITNESS WHEREOF, the Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name:

Dated:

[Signature Page - Replacement Award for Units of BH Hotels Holdco LLC]

Agreement acknowledged and confirmed:

BH HOTELS HOLDCO LLC		HILTON WORLDWIDE HOLDINGS INC.

By:
Name:
	Title: Authorized Signatory	By:
Name:
Title: Authorized Signatory

Equity Schedule

Name: [Name]

Date(s) of Acquisition of Units: [Original Grant Date]

Date of Grant: [IPO Effective Date]

Vesting Reference Date: [Insert]

Class B Units			Shares
Class of Units	Number of Vested Units	Number of Unvested Units	Number of Vested Shares	Number of Unvested Restricted Shares
Class A-2 Units
Class B Units to vest on IPO
Class B Units to vest on 1st anniversary of Pricing Date
Class B Units to vest on “Exit Event”

Total Units/Shares

[Signature Page - Replacement Award for Units of BH Hotels Holdco LLC]

Schedule I-1

Schedule I

Vesting Terms

(a) Immediately Vested Shares. 40% of the Restricted Shares issued hereunder in respect of Class B Units will be fully vested on the Date of Grant.

(b) Time-Based Vesting Shares. 40% of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares on the first anniversary of the pricing date for the IPO, subject to the Participant’s continuous employment with or provision of services to Hilton and its Subsidiaries through such date.

(c) Sponsor Exit. 20% of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares on the date that the Sponsor (as defined below) and its affiliates (including the Holding Company) shall cease to own, beneficially or of record, 50% or more of the Shares of the Company, subject to the Participant’s continuous employment with or provision of services to Hilton and its Subsidiaries through such date.

(d) Effect of Terminations of Employment. If Participant’s employment with the Company and its Subsidiaries is terminated (x) by the Company and its Subsidiaries without Cause, (y) by Participant as a result of a Constructive Termination or (z) by the Company as a result of Disability or death of Participant, then all unvested Restricted Shares shall become Vested Shares. The foregoing notwithstanding, if Participant’s employment with the Company and its Subsidiaries is terminated voluntarily by Participant (other than as a result of Constructive Termination), no Restricted Shares shall become Vested Shares.

(e) Definitions. For the purposes of this Agreement:

(i) “Cause” shall mean (A) Participant’s willful failure substantially to perform the lawful instructions of the Company or its Subsidiaries (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Participant of such failure and 10 days within which to cure; (B) Participant’s theft or embezzlement of Company property; (C) dishonesty in the performance of Participant’s duties resulting in material harm to the Company; (D) any act on the part of Participant that constitutes (i) a felony under the laws of the United States or any state thereof or (ii) any other crime involving moral turpitude; (E) Participant’s willful or gross misconduct in connection with Participant’s duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates, or (F) Participant’s breach of the provisions of Appendix A hereto.

(ii) “Constructive Termination” shall mean (A) a diminution in Participant’s base salary or annual bonus opportunity; (B) any material diminution in Participant’s authority, duties or responsibilities; or (C) failure of the Company or its Subsidiaries to pay or cause to be paid Participant’s base salary or annual bonus, when due; provided that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Participant of written notice of the event which

Schedule I-2

constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company’s written notice thereof prior to such date. Notwithstanding anything herein to the contrary, for purposes of the last proviso of the immediately foregoing sentence, a series of related events shall be deemed to have occurred on the date upon which the last event in such series of related events has occurred.

(iii) “Sponsor” shall mean Blackstone Real Estate Partners VI L.P. and its affiliates.

(iv) “Vesting Reference Date” shall mean the date appearing on the Company signature page.

(v) “Termination Date” shall mean the date upon which Participant’s employment with the Company and its Subsidiaries is terminated.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation.

(a) Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During Participant’s employment with the Company or its Affiliates (the “Employment Term”) and, in the event Participant is entitled to receive a severance payment upon the termination of Participant’s employment with the Company in accordance with the Company’s applicable severance plans, for a period of one year following the date Participant ceases to be employed by the Company (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii) During the Restricted Period, Participant will not directly or indirectly:

(A) engage in the Business for a Competitor in any geographical area that is within 25 miles of any geographical area where the Restricted Group engages in the Business;

(B) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C) acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors;

provided that this Section 1(a)(ii) shall cease to apply during any time that The Blackstone Group L.P. and its affiliated investment funds beneficially own less than twenty-five percent of the voting power of the Company.

(iii) Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any executive-level employee of the Restricted Group to leave the employment of the Restricted Group; or

(B) hire any such executive-level employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company.

(v) During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(vi) For purposes of this Agreement:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective Affiliates (including The Blackstone Group L.P. and its Affiliates).

(B) “Business” shall mean the business of acquiring controlling investments in, owning, operating, managing or franchising hotel and lodging properties and timeshares.

(C) “Competitor” shall mean (x) during the Employment Term and, for a period of six months following the date Participant ceases to be employed by the Company, any person engaged in the Business and (y) thereafter, any major global hotel brand engaged in the Business (but, for the avoidance of doubt, excluding any private equity firm engaged in the Business).

(b) It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

2.	Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Participant will not at any time (whether during or after Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to , Participant’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv) Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).